Exhibit 10.16
HKJ GOLD, INC.
AU ZONE INVESTMENTS #2, LP
4000 EAST UNION PACIFIC AVENUE
COMMERCE, CA 90023

7232004

99 ¢ Only Stores
4000 East Union Pacific Avenue
Commerce, CA 90023
ATTN: Nick Zigic, Property Manager

RE:	Extension of deadline to exercise options to extend 99 ¢ Only Stores Leases
6 (Hawthorne, CA). 41 (Wilshire Blvd, Los Angeles, CA), 42 (Woodman Ave. Arleta, CA) & 44 (Walnut Park, CA)

Dear Nick:

Pursuant to my discussion with the 99 ¢ Only Stores' Board of Directors this past Monday, the above listed 4 stores are leased by 99 ¢ Only Stores from either HKJ Gold, Inc. or Au Zone Investments #2, LP, both of which entities are controlled by my family and each of the leases for these 4 store properties has a currently scheduled term expiration date of 1/31/05, but have one or more opinions to extend the term.

Normally, I would make decisions on behalf of 99 ¢ Only Stores as to such matters (whether or not and on what terms to extend lease terms). However, because of the potential conflict(s) of interest, it was decided that I not do so in this case and to instead seek further direction from the independent members of the Board of Directors. Because of the limited time period (option deadlines under the leases are less than about 2 weeks from now). It was mutually agreed that the landlords under the above referenced leases would extend the time periods for exercise of the tenant's option to extend the term of the leases until close of business on December 31, 2004.

As indicated above, the deadline for exercise of the options to extend the leases for the above referenced properties is hereby extended to December 31, 2004.

Thank you for your understanding

HKJ GOLD, INC.	AU ZONE INVESTMENTS #2, LP
/s/ Jeff Gold	/s/ Jeff Gold
Jeff Gold, President	Jeff Gold, Authorized Representative

Cc: Marvin Holen, Eric Schiffer, David Gold